                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           PIONEER COMPANIES, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     / / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------
     (5) Total fee paid:

- - --------------------------------------------------------------------------------

     /X/ Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- - --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- - --------------------------------------------------------------------------------
     (3) Filing Party:

- - --------------------------------------------------------------------------------
     (4) Date Filed:

- - --------------------------------------------------------------------------------

                           PIONEER COMPANIES, INC.
                      700 LOUISIANA STREET, SUITE 4200
                            HOUSTON, TEXAS 77002

                            --------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JUNE 25, 1996

                            --------------------

To the Stockholders of
PIONEER COMPANIES, INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Pioneer Companies, Inc., a Delaware corporation formerly known as GEV Corporation (the "Company"), will be held at the Stamford Marriott Hotel, Two Stamford Forum, Stamford, Connecticut on Tuesday, June 25, 1996, at 9:00 a.m. for the following purposes:

         (1) To elect two directors to serve until their successors are duly elected and qualified;

         (2)     To approve the Key Executive Stock Grant Plan;

         (3) To ratify the appointment of Deloitte & Touche LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 1996; and

         (4) To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

         In accordance with the provisions of the Company's By-Laws, the Board of Directors of the Company has fixed the close of business on May 20, 1996 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

         As of May 20, 1996, Mr. William R. Berkley, Chairman of the Board of Directors of the Company, owned approximately 60.9% of the Company's Class A Common Stock (representing approximately 60.4% of the voting power of the Company's outstanding capital stock) and thus has sufficient voting power to determine the results of he matters to be considered at the Annual Meeting.
Mr. Berkley has advised the Company that he will vote FOR each of the proposals to be considered at the Annual Meeting.

         Your attention is directed to the accompanying Proxy Statement.

         You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

                                        By Order of the Board of Directors,




                                        Kent R. Stephenson
                                        Vice President, General Counsel and
                                        Secretary

Dated:  June 7, 1996

                            PIONEER COMPANIES, INC.
                                PROXY STATEMENT

- - --------------------------------------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 25, 1996

- - --------------------------------------------------------------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of Pioneer Companies, Inc. (formerly known as GEV Corporation and referred to herein as the "Company") for use at the Annual Meeting of Stockholders to be held at the Stamford Marriott Hotel, Two Stamford Forum, Stamford, Connecticut on Tuesday, June 25, 1996, at 9:00 a.m., and at any adjournment thereof. The giving of a proxy does not preclude a stockholder from voting in person at the Annual Meeting. The proxy is revocable before its exercise by delivering either written notice of such revocation or a later dated proxy to the Secretary of the Company at its executive office at any time prior to voting of the shares represented by the earlier proxy. In addition, stockholders attending the Annual Meeting may revoke their proxies by voting at the Annual Meeting. If a returned proxy does not specify a vote for, and does not withhold authority to vote for, a nominee for election as a director, the proxy will be voted for such nominee. If a returned proxy does not specify a vote for or against any of the other proposals, it will be voted in favor thereof. The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and the Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The Company's Annual Report for the fiscal year ended
December 31, 1995 is being mailed simultaneously with this Proxy Statement.
The approximate mailing date of the Proxy Statement and the proxy is June 7, 1996.


                     ACQUISITION OF PIONEER AMERICAS, INC.

     On April 20, 1995, pursuant to a Stock Purchase Agreement (the "Acquisition Agreement") between the Company and one of its subsidiaries and the holders of the outstanding common stock and other common equity interests of Pioneer Americas, Inc. (the "Sellers"), the Company acquired all of such stock and interests of Pioneer Americas, Inc. ("Pioneer Americas") for a purchase price equal to the sum of approximately (i) $102 million, paid in cash, (ii) $11.5 million aggregate principal amount of subordinated promissory notes of the Company (the "Seller Notes") and (iii) certain amounts payable after the closing based upon earnings or proceeds attributable to certain of the Company's direct and indirect real estate holdings which are not necessary for the Company's chlor-alkali business. In addition, as further consideration for such purchase (the "Acquisition"), the Company paid approximately $51.7 million to retire all outstanding indebtedness of Pioneer Americas and $5 million to redeem the outstanding preferred stock of Pioneer Americas.

     The financing necessary to effect the Acquisition included (i) the issuance by a subsidiary of the Company of $135 million aggregate principal amount of senior notes, (ii) the issuance of the Seller Notes, (iii) the issuance of 2,840,909 shares of Class A Common Stock to Interlaken Investment Partners, L.P. (the "Interlaken Partnership") for a cash purchase price of $15 million, (iv) the issuance of 1,136,363 shares of Class A Common Stock to certain directors, executives and other employees of Pioneer Americas for an aggregate cash purchase price of $6 million, and (v) a $30 million bank credit facility extended to subsidiaries of the Company. Following the Acquisition the Company's name was changed to Pioneer Companies, Inc.

                               BANKRUPTCY FILINGS

     On February 11, 1991, the Company and each of what were then its five operating subsidiaries filed voluntary petitions seeking reorganization under chapter 11 of the United States Bankruptcy Code. On July 9, 1992, the Second Amended Joint Plan of Reorganization filed by the Company and its dairy subsidiaries (the "Reorganization Plan") became fully effective pursuant to a confirmation order issued by the U.S. Bankruptcy Court. The Company's operating subsidiaries subsequently ceased operations and disposed of substantially all of their assets.


                      OUTSTANDING STOCK AND VOTING RIGHTS

     Only stockholders of record at the close of business on May 20, 1996, are entitled to notice of and to vote at the Annual Meeting. The number of shares of voting stock of the Company outstanding on that date and entitled to vote was (i) 7,984,621 shares of Class A Common Stock and (ii) 576,419 shares of Class B Common Stock. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to one-tenth of one vote. Class A Common Stock and Class B Common Stock will vote together as a single class on all matters to be acted on at the Annual Meeting. Class B Common Stock is fully convertible at any time into Class A Common Stock on a share-for-share basis. Information as to persons beneficially owning 5% or more of the Common Stock may be found under the heading "Security Ownership of Certain Beneficial Owners and Management" herein.

     Unless otherwise directed in the proxy, the persons named therein will vote "FOR" the election of the director nominees listed below and "FOR" each of the other proposals to be considered at the Annual Meeting.

     All matters to be acted on at the Annual Meeting require the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the Annual Meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required.


PROPOSAL 1:  ELECTION OF DIRECTORS

     As permitted by Delaware law, the Board of Directors of the Company is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of three directors expires, and it is the intention of the Board of Directors that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the reelection of Philip J. Ablove and Andrew M. Bursky as directors to hold office for a term of three years until the Annual Meeting of Stockholders in 1999 and until their successors are duly chosen. George H. Conrades, whose term would also have expired at the Annual Meeting, resigned as a member of the Board of Directors on May 9, 1996, and a successor has not yet been selected. That seat on the Board of Directors will remain vacant until the Board of Directors, acting in accordance with the By-Laws of the Company, elects a new director.

     The persons designated as proxies reserve full discretion to cast votes for other persons in the event the nominees, Messrs. Ablove and Bursky, are unable to serve. However, the Board of Directors has no reason to believe that the nominees will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the two named nominees.

     The following table sets forth information regarding the nominees and the remaining directors who will continue in office after the Annual Meeting.

                                       SERVED AS
                                      DIRECTOR OF
                                      THE COMPANY                         BUSINESS EXPERIENCE
                                      CONTINUOUSLY                       DURING PAST 5 YEARS,
               NAME                      SINCE                         AGE AND OTHER INFORMATION
 ------------------------------      --------------  ------------------------------------------------------------------------------
 Nominees to Serve in
   Office Until 1999

 Philip J. Ablove .............           1991       Vice President and Chief Financial Officer of the Company since March 1996.
                                                     Mr. Ablove was a management consultant to the Company from October 1995 to
                                                     March 1996.  He was a consultant and officer and director specializing in financially distressed companies from 1983 to 1995. Mr. Ablove also served as President and Chief Executive Officer of the Company from October 1990 to
                                                     July 1992, and as a consultant to the Company from October 1990 to January
                                                     1991.  Mr. Ablove is 56 years of age.

 Andrew M. Bursky (1)(2).......           1994       Managing Director of Interlaken Capital, Inc., a private investment and consulting firm, since May 1980. Mr. Bursky has been Chairman of the Board of
                                                     Strategic Distribution, Inc., a distributor of maintenance, repair and operations products to industry, since July 1988, and he is a director of Fine
                                                     Host Corporation, a provider of contract food service management. Mr. Bursky is 39 years of age.

Directors to Continue in
  Office Until 1997

 William R. Berkley (1)(2).....           1988       Chairman of the Board of the Company since 1987. He also serves as Chairman of the Board of several companies which he controls or founded. These include
                                                     W.R. Berkley Corporation, Fine Host Corporation and Interlaken Capital, Inc.
                                                     Mr. Berkley is also a director of Strategic Distribution, Inc. Mr. Berkley is
                                                     50 years of age.

 Thomas H. Schnitzius.........           1995        Mr. Schnitzius has been a principal in the Houston investment banking firm of
                                                     Schnitzius & Vaughan since its formation in October  1987. Prior to 1987 he was a principal in the investment banking firm of Schnitzius & Co., Ltd.  Mr.
                                                     Schnitzius was a director of Pioneer Americas from April 1993 to April 1995.
                                                     Mr. Schnitzius is 53 years of age.




                                       SERVED AS
                                      DIRECTOR OF
                                      THE COMPANY                       BUSINESS EXPERIENCE
                                      CONTINUOUSLY                      DURING PAST 5 YEARS,
               NAME                      SINCE                       AGE AND OTHER INFORMATION
 --------------------------------   --------------   -----------------------------------------------------------------------------


 Directors to Continue in
   Office Until 1998

 Donald J. Donahue (2)(3).....           1988        Private investor since February 1996. Mr. Donahue has served as Vice Chairman of the Board of Directors of the Company since May 1996. Mr. Donahue served as
                                                     Chairman of the Board of Magma Copper Company from 1987 to 1996 and as Chairman of Nacolah Holding Co., a life and health insurance company, from 1990 to 1993.
                                                     From 1984 to 1985, Mr. Donahue served as Chairman and was a director of KMI
                                                     Continental Group, Inc., a natural resource conglomerate. From 1975 to 1984, he was Vice Chairman and a director of Continental Group, Inc. Mr. Donahue is a director of Chase Brass Industries Inc. He is also a director of Counselors
                                                     Tandem Securities Fund, Inc. and fifteen other registered investment companies managed by EMW Warburg Pincus Counselors, Inc.  Mr. Donahue is 71 years of age.

 Richard C. Kellogg, Jr. .......         1995        President of the Company since April 1995. Mr. Kellogg was a co-founder of
                                                     Pioneer Americas and has served as Chairman of the Board and as a director of
                                                     Pioneer Americas since its inception in 1988. Mr. Kellogg is 44 years of age.

 Jack H. Nusbaum (1)(3)...               1988        Chairman of the New York law firm of Willkie Farr & Gallagher, where he has been a partner for more than twenty-five years.  Mr. Nusbaum is a director of W.R. Berkley Corporation, The Topps Company, Inc. and Prime
                                                     Hospitality Corp. Mr. Nusbaum is 55 years of age.



- - ----------------------

(1)  Member of Executive Committee.
(2)  Member of Compensation and Stock Option Committee.
(3)  Member of Audit Committee.


IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED FORM OF PROXY TO VOTE
         "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.


                       BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company met four times during 1995. Each of the persons serving as a director in 1995 attended at least 75% of the total number of meetings of the Board and meetings of the Committees of which the director was a member during 1995. The Board has three standing committees: the Executive Committee, the Compensation and Stock Option Committee and the Audit Committee. The Board of Directors does not have a Nominating Committee and the usual functions of such a committee are performed by the entire Board of Directors.

     The Executive Committee, composed of Messrs. Berkley, Bursky and Nusbaum, is authorized to act on behalf of the Board during periods between Board meetings. The Committee did not meet during 1995.

     The Compensation and Stock Option Committee establishes the level of compensation to be paid to the officers of the Company and administers the Company's 1995 Stock Incentive Plan. It will also administer the 1996 Key Executive Stock Grant Plan, if approved by stockholders. The Committee did not meet during 1995. The Committee is composed of Messrs. Berkley, Bursky and Donahue.

     The Audit Committee, which was composed of Messrs. Ablove and Donahue during 1995, advises the Board as to the selection of the Company's independent public accountants, monitors their performance, reviews all reports submitted by them and consults with them with regard to the adequacy of internal controls. The Committee met twice during 1995, and each of Messrs. Ablove and Donahue attended both meetings. The Committee is currently composed of Messrs. Donahue and Nusbaum.

     The Board of Directors and the committees established by the Board also take action by means of unanimous written consent from time to time. As a result, the number of times the Board or any committee meets during any period of time is not necessarily an accurate measure of the level of activity.


BANKRUPTCY ACTIONS

     Mr. Bursky was an executive officer of Idle Wild Farm, Inc., a privately owned manufacturer of frozen food. In October 1993, while he was an executive officer, Idle Wild filed a chapter 11 petition for reorganization under federal bankruptcy law. Blue Lustre Products, Inc., a privately-owned company engaged in the sale and leasing of carpet cleaning equipment and other carpet cleaning products, which Mr. Bursky also serves as an executive officer, filed a chapter 11 petition for reorganization under federal bankruptcy law in October 1995.

     From 1983 to 1993, Mr. Kellogg served as vice president of Trans Marketing Houston, Inc. ("TMHI"), an international trading company that he co-founded which dealt in refined petroleum products and chemicals. TMHI filed for bankruptcy in April 1993 and a liquidation plan was approved by the bankruptcy court in December 1993.


COMPENSATION OF DIRECTORS

     In 1992, the Board of Directors established a policy under which each director who is not also an employee of the Company receives an annual retainer and a fee for each meeting attended. Pursuant to the Company's 1993 Non-Employee Director Stock Plan, the Company granted each non-employee director who served throughout the year 3,320 shares of Class A Common Stock in payment of the 1995 annual retainer of $22,000, and each director was paid $2,000 for each Board of Directors meeting attended in 1995. Mr. Schnitzius received 2,328 shares in payment of the retainer as a result of his service during a portion of the year.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the shares of Class A Common Stock and Class B Common Stock owned on May 13, 1996 by each person who is known by the Company to be the beneficial owner of more than five percent of either class of Common Stock as of such date. Except as otherwise indicated, all shares of Common Stock shown in the table are held with sole voting and investment power.


                                                                                             SHARES         PERCENT
                                            NAME AND ADDRESS OF                           BENEFICIALLY        OF
   TITLE OF CLASS                            BENEFICIAL OWNER                                OWNED           CLASS
 ------------------     ------------------------------------------------------------     -------------     ---------
 Class A                William R. Berkley (1)                                              4,859,818         60.9
 Common Stock           165 Mason Street
                        Greenwich, CT 06830

                        Richard C. Kellogg, Jr.(2)                                            481,325          6.0
                        700 Louisiana Street, Suite 4200
                        Houston, Texas 77002


                        Frans G.J. Speets(2)                                                  481,325          6.0
                        1954 Clover Court
                        Pleasanton, California 94566

 Class B                Chemical Bank (3)                                                     576,419        100.0
 Common Stock           Special Loan Group
                        270 Park Avenue
                        48th Floor
                        New York, NY 10017

- - -----------------

(1) Includes 2,840,909 shares held by Interlaken Investment Partners, L.P. Mr. Berkley is the sole owner of a company that indirectly controls Interlaken Investment Partners, L.P.; as such, he may be deemed to be the beneficial owner of shares of Class A Common Stock held by such entity. Mr. Berkley's holdings (including the shares owned by Interlaken Investment Partners, L.P.) represent 60.4% of the voting power of the Company's outstanding capital stock as of May 20, 1996.
(2) The holdings of each of Messrs. Kellogg and Speets represents 6.0% of the voting power of the Company's outstanding capital stock as of May 20, 1996.
(3) Information obtained from a Schedule 13G, dated July 21, 1992, filed with the Securities and Exchange Commission by Chemical Bank ("Chemical"). The filing reported that Chemical had acquired 578,419 shares of Class B Common Stock of which it was the beneficial owner with sole voting and dispositive power. The holdings of Chemical represent 0.7% of the voting power of the outstanding Common Stock as of May 20, 1996, and 7.3% of the number of shares of Common Stock outstanding as of that date.

          The following table sets forth information regarding beneficial ownership of the Company's Class A Common Stock as of May 13, 1996 by each of the Company's directors and the nominees for director named herein, each of the executive officers of the Company named in the Summary Compensation Table under the caption "Executive Compensation", and all directors and executive officers of the Company as a group. Percentages of Class A Common Stock are based on the 7,984,621 shares outstanding as of May 20, 1996.


                                                                                                       PERCENT
                                        NAME OF                                    SHARES              OF CLASS
   TITLE OF CLASS                   BENEFICIAL OWNER                             BENEFICIALLY           OWNED
- - --------------------     --------------------------------------                ----------------      -----------
 Class A                 Philip J. Ablove......................                      10,486                *
 Common Stock            William R. Berkley....................                   4,859,818             60.9
                         Andrew M. Bursky......................                     175,695              2.2
                         Donald J. Donahue**...................                     187,486              2.3
                         Richard C. Kellogg, Jr................                     481,325              6.0
                         Jack H. Nusbaum.......................                      10,236                *
                         Thomas H. Schnitzius..................                       2,328                *
                         Paul J. Kienholz......................                      25,000                *
                         James E. Glattly......................                      50,000                *
                         Verrill M. Norwood....................                      12,500                *
                         Kent R. Stephenson....................                       2,500                *
                         All directors and executive officers
                              as a group (14 persons)..........                   5,817,374             72.9

- - ---------------
*         less than one percent
** 75,000 of such shares are held by the Donahue Family Partnership, which Mr. Donahue serves as the general partner.



          The Company knows of no current arrangements, including any pledge by any persons of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.


                             EXECUTIVE COMPENSATION

          The following table sets forth certain information concerning compensation for service to the Company and its subsidiaries paid (i) during the last three fiscal years to William R. Berkley, Chairman of the Board of the Company, who received no compensation for acting in a capacity similar to that of a chief executive officer during the period ending on April 20, 1995, (ii) during the period from April 21 to December 31, 1995, to Richard C. Kellogg, Jr., President of the Company, who acted in a capacity similar to that of a chief executive officer during such period, and (iii) during the period from April 21, 1995, to December 31, 1995, to the Company's other four most highly compensated executive officers serving as such at the end of 1995:

                           SUMMARY COMPENSATION TABLE


                                                      ANNUAL COMPENSATION                 LONG TERM
                                          --------------------------------------------  COMPENSATION      ALL OTHER
                                                                       OTHER ANNUAL        AWARDS          COMPEN-
 NAME AND PRINCIPAL POSITION   YEAR(1)     SALARY($)     BONUS($)   COMPENSATION(2)($)  OPTIONS(3)(#)     SATION($)
- - ----------------------------- -------     ----------    ---------   ------------------  -------------   -------------
 William R. Berkley            1995          8,000(4)          0           22,000               0              0
    Chairman of the Board      1994              0             0            6,000               0              0
                               1993          2,000(4)          0            4,000               0              0

 Richard C. Kellogg, Jr.       1995        206,731       135,900                0         123,076          4,590(5)
    President


 Paul J. Kienholz              1995        173,243       124,125                0          52,500        539,092(6)
    President, Pioneer Chlor
    Alkali Co., Inc. ("PCAC")

 James C. Glattly              1995        114,327        69,675                0          50,000          2,453(5)
    Vice President,
    Sales & Marketing, PCAC

 Verrill M. Norwood            1995        104,423        58,793                0          25,000        320,893(7)
    Vice President,
    Environmental, Health
    & Safety, PCAC

 Kent R. Stephenson            1995         96,975        58,343                0          10,000          3,465(5)
    Vice President and
    General Counsel

- - ---------------------

(1) Each of Messrs. Kellogg, Kienholz, Norwood, Glattly and Stephenson were officers of Pioneer Americas on April 20, 1995, when that company was acquired by the Company. After the acquisition, each served as an executive officer of the Company (including service as an executive officer of one or more subsidiaries of the Company), and information is provided for each only with respect to services provided to the Company and its subsidiaries during the portion of the year beginning on April 21.
(2) Mr. Berkley is not an officer of the Company. Pursuant to the 1993 Non-Employee Director Stock Plan, he received grants of 3,320 shares of Class A Common Stock, valued at $22,000, in payment of his 1995 annual director's retainer, 4,000 shares of Class A Common Stock, valued at $6,000, in payment of his 1994 annual director's retainer and director's meeting fees, and 2,667 shares of Class A Common Stock, valued at $4,000, in payment of his 1993 annual director's retainer.
(3) Expressed in terms of the numbers of shares of the Company's Class A Common Stock underlying options granted during the year. All such options were granted under the Company's 1995 Stock Incentive Plan.
(4)  Represents director's meeting fees.
(5) Represents amounts contributed to match a portion of the employee's contributions under a 401(k) plan.
(6) Includes (a) $533,206, representing payment upon the termination of a salary continuation agreement in effect since 1988, together with payment for the resulting tax liability, and (b) $5,886, which was contributed to match a portion of contributions under a 401(k) plan.
(7) Includes (a) $318,575, representing payment upon the termination of a salary continuation agreement in effect since 1993, together with payment for the resulting tax liability, and (b) $2,318, which was contributed to match a portion of contributions under a 401(k) plan.

PENSION PLAN

     PCAC's pension plan provides defined benefit retirement coverage to the executive officers of the Company and substantially all of PCAC's employees. At the normal retirement age of 65, participants receive benefits based on their credited service and their covered compensation for the average of their highest five complete consecutive plan years out of their last ten complete consecutive plan years. Covered compensation under the plan includes base pay, overtime and shift differential pay and certain annual performance and sales incentive programs and commissions, but excludes all other items of compensation. However, the Internal Revenue Code limits remuneration which may be taken into account (subject to certain grandfather rules) under the pension plan for 1995 to $150,000. The benefits in the table set forth below are computed as a straight life annuity at age 65. Benefits are not subject to any deduction for social security since the basic benefit formula incorporates the average social security breakpoint in calculating the benefit. Pioneer's other operating subsidiaries do not have similar plans.

                               PENSION PLAN TABLE

                                                                       YEARS OF SERVICE(1)
                                                   -----------------------------------------------------------
                     REMUNERATION                     15           20           25           30          35
                     ------------                  ---------    ---------    ---------   ---------    --------
   $125,000 . . . . . . . . . . . . . . . . .      $ 27,153     $ 36,204     $ 45,255    $  54,306    $ 63,357
    150,000 . . . . . . . . . . . . . . . . .        32,778       43,704       54,630       65,556      76,482
    175,000 . . . . . . . . . . . . . . . . .        32,778       43,704       54,630       65,556      76,482
    200,000 . . . . . . . . . . . . . . . . .        32,778       43,704       54,630       65,556      76,482
    225,000 . . . . . . . . . . . . . . . . .        32,778       43,704       54,630       65,556      76,482
    250,000 . . . . . . . . . . . . . . . . .        32,778       43,704       54,630       65,556      76,482
    300,000 . . . . . . . . . . . . . . . . .        32,778       43,704       54,630       65,556      76,482
    400,000 . . . . . . . . . . . . . . . . .        32,778       43,704       54,630       65,556      76,482
    450,000 . . . . . . . . . . . . . . . . .        32,778       43,704       54,630       65,556      76,482
    500,000 . . . . . . . . . . . . . . . . .        32,778       43,704       54,630       65,556      76,482

- - --------------------

(1) The estimated years of credited service for each of the named executive officers of the Company as of December 31, 1995, were: Mr. Kellogg -- 4 years; Mr. Kienholz -- 7 years; Mr. Glattly -- 7 years; Mr. Norwood -- 4 years; and Mr. Stephenson -- 2 years.

    Messrs. Kienholz and Norwood also participate in a supplemental retirement plan which was established by the Company in 1995 in order to fund amounts due to such individuals under agreements reached when they were hired in 1988 and 1993, respectively. Under such plan, Mr. Kienholz began receiving supplemental retirement payments in the amount of $1,703 per month when he reached age 65 in December 1995, and Mr. Norwood will receive supplemental retirement payments in the amount of $1,428 per month when he reaches age 65 in July 1996.

                             OPTION GRANTS IN 1995

    The following table provides information on option grants in 1995 to the named executive officers:

                                                 INDIVIDUAL GRANTS
                                        ------------------------------------                    POTENTIAL REALIZABLE
                                                   PERCENT                                        VALUE AT ASSUMED
                                  NUMBER OF        OF TOTAL                                    ANNUAL RATES OF STOCK
                                    SHARES         OPTIONS       EXERCISE                      PRICE APPRECIATION FOR
                                 UNDERLYING       GRANTED TO      OR BASE                          OPTION TERM (2)
                                   OPTIONS        EMPLOYEES        PRICE       EXPIRATION    --------------------------
          NAME (1)               GRANTED (#)       IN 1995      (PER SHARE)       DATE         5%($)            10%($)
 ------------------------       ------------      ---------     -----------    ----------    --------        ----------
 Richard C. Kellogg, Jr.            123,076         25.5%         $6.50        4/20/05       $503,110        $1,274,982
 Paul J. Kienholz                    52,500         10.9           6.50        4/20/05        214,609           543,863
 James E. Glattly                    50,000         10.3           6.50        4/20/05        204,390           517,965
 Verrill M. Norwood                  25,000          5.2           6.50        4/20/05        102,195           258,983
 Kent R. Stephenson                  10,000          2.1           6.50        4/20/05         40,878           103,593

(1) Options to the named individuals were granted under the Company's 1995 Stock Incentive Plan at fair market value on the date of grant. The options granted to Mr. Kellogg are first exercisable in 15,384-share increments on April 20 in each of the years 1998 through 2005. The options granted to Mr. Kienholz are first exercisable in 15,384-share increments on April 20 in the years 1998 through 2000, with an additional 6,348 shares first exercisable on April 20, 2001. The options granted to Mr. Glattly are first exercisable in 15,384-share increments on April 20 in the years 1998 through 2,000, with an additional 3,848 shares exercisable on April 20, 2001. Of the options granted to Mr. Norwood, 15,384 are first exercisable on April 20, 1998, and the remaining 9,616 are first exercisable on April 20, 1999. All of the options granted to Mr. Stephenson are exercisable on and after April 20, 1998.
(2) These amounts represent assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

                        AGGREGATED 1995 OPTION EXERCISES
                           AND YEAR-END OPTION VALUES

    The following table shows with respect to the named executive officers the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1995. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year- end price of the Class A Common Stock. No shares of Class A Common Stock were issued during 1995 to any individual as the result of the exercise of stock options.

                                            NUMBER OF SHARES                   VALUE OF UNEXERCISABLE
                                         UNDERLYING UNEXERCISED                IN-THE-MONEY OPTIONS AT
                                    OPTIONS AT DECEMBER 31, 1995 (#)          DECEMBER 31, 1995 ($) (1)
                                   -----------------------------------    --------------------------------
 NAME                               EXERCISABLE         UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
 ----------------------            -------------       ---------------    --------------    --------------
 Richard C. Kellogg, Jr.                 -0-                 123,076         -0-                $30,769
 Paul J. Kienholz                        -0-                  52,500         -0-                 13,125
 James E. Glattly                        -0-                  50,000         -0-                 12,500
 Verrill M. Norwood                      -0-                  25,000         -0-                  6,250
 Kent R. Stephenson                      -0-                  10,000         -0-                  2,500

(1) The closing price of the Class A Common Stock on December 29, 1995, the last trading day of the Company's fiscal year, was $6.75 per share.

EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

    On April 20, 1995, the Company entered into a five-year employment agreement with Richard M. Kellogg, Jr. pursuant to which Mr. Kellogg serves as President of the Company. The agreement provides for an annual salary of at least $300,000.

    On April 20, 1995, PCAC extended its existing employment agreement with Mr. Kienholz, pursuant to which Mr. Kienholz serves as President of PCAC. The agreement provides for an annual salary of at least $200,000, and provides for continuing employment until October 31, 1996.

    On April 20, 1995, Pioneer Americas entered into three-year employment agreements with Messrs. Glattly and Norwood and a two-year employment agreement with Mr. Stephenson. The employment agreement with Mr. Glattly provides that he will serve as Vice President--Sales of Pioneer Americas for an annual salary of at least $165,000. The employment agreement with Mr. Norwood provides that he will serve as Vice President--Environmental Affairs of Pioneer Americas for an annual salary of at least $143,100. The employment agreement with Mr. Stephenson provides that he will serve as Vice President and General Counsel of Pioneer Americas for an annual salary of at least $140,000.

    Under each of the employment agreements referred to above, the employee will be entitled to receive other benefits made available to executive officers and to receive bonus compensation in accordance with any management incentive plan established by the Board of Directors. Each of the employment agreements (except for the agreement with Mr. Kienholz) provides that if the executive's employment thereunder is terminated by the employer without "just cause" or by the employee for "good reason" (as such terms are defined in the employment agreement), the executive shall continue to receive his annual salary until the last date of the employment term or, if later, the first anniversary of the termination date, subject to certain provisions for offset, and will continue to receive certain other benefits provided for in the agreement. Termination following a change in control does not constitute "just cause" or "good reason", but "good reason" does include the failure of any successor to the employer by operation of law to assume the employment agreement.

    On March 8, 1996, Philip J. Ablove, who is a director of the Company and a nominee for reelection as a director at the Annual Meeting, was elected Vice President and Chief Financial Officer of the Company, after serving as a management consultant to the Company since October 1995. The Company has agreed to pay Mr. Ablove an annual salary of $225,000, and if Mr. Ablove is terminated for other than cause during the first year of his employment, he will be entitled to continue to receive his salary for a period ending on the earlier of the date upon which he finds alternative employment or the date occurring twelve months after his termination. Following any change of control during his employment by the Company, he would be entitled to a severance payment equal to at least twelve months' salary. It has also been agreed that Mr. Ablove will be granted an option to purchase 50,000 shares of Class A Common Stock under the Company's 1995 Stock Incentive Plan.

KEY MAN INSURANCE

    The Company is the beneficiary of a key-man life insurance policy with respect to each of Messrs. Kellogg and Glattly. Each $5 million level-term policy has a term of ten years.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    In connection with the acquisition of Pioneer Americas by the Company on April 20, 1995, Richard C. Kellogg, Jr., who may be deemed the Company's chief executive officer, and the persons who subsequently became executive officers of the Company (with the exception of Paul J. Kienholz) entered into employment agreements which provided for a base salary level and the grant of options under the Company's 1995 Stock Incentive Plan. Mr. Kienholz agreed to an amendment to an existing employment agreement which also provided for a base salary level. During the balance of 1995, such executives were paid salaries at the levels specified in the agreements, and the executives received the option grants which were specified in the agreements (with Mr. Kienholz' option grant at a level which was also agreed in connection with the acquisition).

     The employment agreements also provide for participation in such bonus plans as are adopted by the Company. Under the Company's bonus plan, annual cash bonuses are paid to designated managers and executives based upon both individual performance and the profit performance of the Company. Based on actual profit performance against planned performance, the Committee establishes the total cash bonus pool available to be paid. With the approval of the Committee, the pool is allocated to individual managers and executives, including Mr. Kellogg, based upon their performance against annual goals. All employees of the Company, including Mr. Kellogg and the other named executives, participate in a Shared Earnings Plan that provides an annual cash bonus if actual earnings before interest, taxes, depreciation and amortization performance exceeds the amount contained in the plan which is approved by the Board of Directors at the beginning of the year, with each employee receiving a specified percentage of salary determined by reference to the amount of such excess.

     For 1996 and subsequent years, compensation for executives of the Company will be made up of three components, base salary, annual cash bonus, and long-term incentives. The Compensation and Stock Option Committee of the Board of Directors will review each of the components on an annual basis to ensure that compensation is competitive within the chemical industry and promotes the alignment of executive and stockholder interests.

     Salary levels are compared to industry survey data on an annual basis to ensure that compensation levels allow the Company to attract and retain highly-competent executives. The Committee has approved a new plan, the Key Executive Stock Grant Plan, pursuant to which phantom stock awards will be used to provide long-term compensation, in part by effectively deferring a portion of the otherwise-payable annual cash bonus. The new plan has been approved by the Board of Directors, and the stockholders of the Company are being asked to approve the plan at the 1996 Annual Meeting.


                                              William Berkley

                                              Andrew M. Bursky

                                              Jack H. Nusbaum


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William R. Berkley, a member of the Compensation and Stock Option Committee, is the Chairman of the Board of Directors of the Company and, as of May 20, 1996, may be deemed to beneficially own approximately 60.9% of the Class A Common Stock (representing approximately 60.4% of the voting power of the Company). Mr. Berkley is the Chairman of the Board of Fine Host Corporation, and Andrew M. Bursky, also a member of the Compensation and Stock Option Committee, serves as a member of the board of directors of Fine Host Corporation. Jack H. Nusbaum, a member of the Compensation and Stock Option Committee, is a partner and Chairman of the law firm of Willkie Farr & Gallagher, which has acted as counsel to the Company from time to time.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The graph set forth below compares the cumulative total stockholder return on the Class A Common Stock for the period commencing December 31, 1990, and ending December 31, 1995, to the cumulative total return on the Standard & Poor's 500 Stock Index and a peer group of chemical companies (Air Products & Chemicals, Dow Chemical, DuPont, Eastman Chemical, Hercules, Monsanto, Praxair, Rohm & Haas and Union Carbide), the operations of which were similar to those of the Company from April 20, 1995, through December 31, 1995. For the period beginning on July 9, 1992, the graph relates to the Class A Common Stock, and the earlier period of the graph relates to the Company's Common Stock as it existed prior to that date. Dates are for fiscal years ending December 31 in each of the years indicated. The Company believes that the peer group was not relevant prior to April 20, 1995, since during periods prior to January 1995 the Company was in the dairy business, and also since during the period from July 1992 to January 1995 the Company's operating subsidiaries had an independent board of directors (as a result of the Reorganization Plan).
The point at which the Company believes that the comparison with the peer group did become relevant, April 20, 1995, is indicated on the graph. The graph assumes a $100 investment in the Company's Common Stock and in each index on December 31, 1990, and that all dividends paid by companies included in each index were reinvested.

                             [PERFORMANCE GRAPH]

                                          1990       1991        1992        1993       1994        1995
Pioneer Companies, Inc.                    100         15          23          25         25         113
S&P 500                                    100        130         140         155        157         215
Diversified Chemicals                      100        130         143         160        185         242


                   TRANSACTIONS WITH MANAGEMENT AND OTHERS

     As described above under "Acquisition of Pioneer Americas, Inc.," on April 20, 1995, the Interlaken Partnership purchased 2,840,909 shares of Class A Common Stock from the Company for a cash purchase price of $5.28 per share, as part of the Company's financing of the Acquisition. Mr. Berkley, through controlled entities, is the general partner of the Interlaken Partnership and also owns approximately 32% of the limited partnership interests in the Interlaken Partnership, and Donald J. Donahue, a director of the Company, owns approximately 1.3% of the limited partnership interests in the Interlaken Partnership. The Company's sale of Class A Common Stock to the Interlaken Partnership was approved by a majority of the Company's disinterested and independent directors, who determined that the terms of the sale were at least as favorable to the Company as if they had been reached with non-affiliated parties.

     Also in connection with the Acquisition, certain directors, executives and other employees of Pioneer Americas purchased an aggregate of 1,136,363 shares of Class A Common Stock for a cash purchase price of $5.28 per share. Certain of such persons are now executive officers of the Company, including Messrs. Kellogg, Kienholz, Glattly, Norwood and Stephenson, who purchased 481,325, 25,000, 50,000, 12,500 and 2,500 shares, respectively. Such persons were not then affiliates of the Company, and the price paid was determined through arm's-length negotiation.

     The Company paid Interlaken Capital, Inc., out of the proceeds of the Acquisition financing, a fee of $1.6 million as compensation for advisory services provided by Interlaken Capital, Inc. in connection with the Acquisition. Interlaken Capital, Inc. is a private investment and consulting firm controlled by William R. Berkley. The firm was also paid a fee of $300,000 for advisory services rendered to the Company in connection with the acquisition of Kemira Water Treatment, Inc. by a subsidiary of the Company in February 1996 (the "KWT Transaction"). Each of such fees was approved by the disinterested and independent members of the Board of Directors, who determined that the fees for such services were each in an amount which was at least as favorable to the Company as if it had been paid to a non-affiliated party for similar services.

     Thomas H. Schnitzius, who was elected as a director of the Company following the Acquisition, is a principal of Schnitzius & Vaughan, an investment banking firm. Prior to the Acquisition, Pioneer Americas had retained Schnitzius & Vaughan to provide merger and acquisition and financial advisory services to Pioneer Americas in connection with the Acquisition, and in connection with the KWT Transaction. As compensation for financial services rendered to Pioneer Americas by Schnitzius & Vaughan in connection with the Acquisition, the firm was paid a fee of approximately $1.0 million, plus reimbursement of reasonable out-of-pocket expenses relating to such services. The firm was also paid a fee of $300,000, plus reimbursement of reasonable out-of-pocket expenses, for services rendered in connection with the KWT Transaction. The firm provides financial advisory services on an on-going basis to the Company, for which it has received fees of $178,000 in the aggregate since April 1995. The firm is currently paid a retainer for such services of $16,000 per month.

     Pursuant to the Acquisition Agreement, certain assets not necessary for the Company's chlor-alkali business are held by subsidiaries of the Company for the benefit of the Sellers. Such assets include (i) real property (the "Excess Land") in St. Gabriel, Louisiana, Henderson, Nevada and Mojave, California, and
(ii) 32% of the equity interest in Basic Investments, Inc. ("Basic") and directly or indirectly, 37.22% of the partnership interest in Victory Valley Land Company, L.P. Any proceeds from such assets are held in an separate account for the benefit of the Sellers, subject to offset against any claims by the Company under environmental and other warranties provided by the Sellers in the Acquisition Agreement. As of April 30, 1996, the account had a balance of $1,223,000; distributions to the Sellers of funds held in the account will not occur before April 20, 2000. Included among the Sellers are Messrs. Kellogg, Kienholz, Glattly and Norwood, who have interests in the account and in any liability of 29.4%, 1.4%, 0.7% and 0.7%, respectively.

     A subsidiary of the Company is party to an agreement with Basic for the delivery of water to the Company's Henderson production facility. The agreement provides for the delivery of a minimum of eight million gallons of water per day. The agreement expires on December 31, 2014, unless terminated earlier in accordance with the provisions thereof. Basic also charges the Company and other companies in the Henderson industrial complex for power distribution services. Since April 20, 1995, the Company has paid Basic approximately $1,017,000 for the provision of such services. At March 31, 1996, the net amount owed to Basic was $67,582.

     As Sellers under the Acquisition Agreement, Messrs. Kellogg, Kienholz, Glattly and Norwood each also hold Seller Notes in the principal amounts of $4,512,330, $155,435, $77,718 and $77,718, respectively. The Company has paid such individuals interest on such Seller Notes in the amounts of $344,417, $11,864, $5,932 and $5,932, respectively, since April 20, 1995.

     A subsidiary of Pioneer Americas sold caustic soda to Trans Marketing Houston, Inc. ("TMHI") for export from 1988 to 1993 and participated in certain joint insurance programs. Mr. Kellogg co-founded TMHI and served as one of its
directors and executive officers.   Pioneer Americas wrote off $1.3 million of
receivables in 1992 and charged an additional $1.1 million against income in 1993 related to sales to TMHI that were deemed uncollectible. In April 1993, TMHI filed for bankruptcy. A plan of reorganization was confirmed in the TMHI bankruptcy case in January 1994. Pursuant to the plan, assets of TMHI, including certain causes of action, were transferred to a liquidating trust, and a third party liquidating trustee was appointed to liquidate those assets for the benefit of creditors of TMHI. In October 1994, the liquidating trustee filed a preference action under the bankruptcy code against Pioneer Americas, alleging that certain transactions between Pioneer Americas and TMHI during the period from December 1992 to April 1993 occurred while TMHI was insolvent, such that the approximately $2.2 million paid to Pioneer Americas by TMHI in connection with those transactions can be recovered for the benefit of the trust. Pioneer Americas continues to assert available defenses to such claims and believes that the outcome of the action will not have a material adverse effect on the Company. Should the trustee prevail in the action, the Company may recover all or a portion of any resulting liability from the Sellers as a result of applicable warranties in the Acquisition Agreement.

     Mr. Kellogg and the Company are parties to a stockholders agreement with Mr. Berkley and the Interlaken Partnership providing that, so long as Mr. Kellogg's employment agreement (as described above under "Executive Compensation") is in effect, Mr. Berkley and the Interlaken Partnership will vote their shares of Class A Common Stock for Mr. Kellogg's election to the Company's Board of Directors and that Mr. Kellogg will vote his shares of Class A Common Stock for the Board of Directors' nominees for election as directors.

     During 1991, the Company borrowed funds on an unsecured basis on several occasions from Mr. Berkley for working capital purposes at times when it had reached the borrowing limit under its bank credit agreement. Each such loan was permitted indebtedness under the credit agreement, bore interest at an annual rate of the prime rate plus 1% and was repaid as soon as funds were available. On February 1 and February 4, 1991, Mr. Berkley loaned an aggregate of $4,200,000 to the Company for working capital purposes. No principal payments have been made on this loan. The loan represents an allowed unsecured claim subject to the same treatment as all other similarly situated unaffiliated unsecured claims of the bankruptcy estate of the Company.

     Jack H. Nusbaum, a director of the Company, is Chairman of the law firm of Willkie Farr & Gallagher, which acts as counsel to the Company from time to time.

     Each transaction involving officers of the Company, its controlling persons or affiliates was authorized at the time of the transaction or subsequently ratified by a majority of the Company's disinterested directors. It is the Company's practice not to enter into any transactions with affiliated parties unless a majority of the disinterested and independent directors determines that the terms of such transactions are at least as favorable to the Company as those available in similar transactions made with non-affiliated parties.


PROPOSAL 2:  APPROVAL OF THE KEY EXECUTIVE STOCK GRANT PLAN

     On May 14, 1996, the Board of Directors adopted the Key Executive Stock Grant Plan (the "Plan"), subject to stockholder approval, under which up to 500,000 shares of Class A Common Stock are reserved for issuance pursuant to the grant of stock based awards under the Plan. The Company is seeking stockholder approval of the Plan for the purpose of complying with Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934.

PURPOSE AND ELIGIBILITY

     The purpose of the Plan is to provide a means through which the Company and its subsidiaries may attract able persons to enter and remain in the employ of the Company and its subsidiaries as key executives (those persons identified in the Plan for automatic participation and those designated for participation by the Company's President) and to provide a means whereby part of the incentive compensation payable to key executives is in the form of stock ownership, thereby strengthening their commitment to the welfare of the Company and its subsidiaries and promoting an identity of interest between stockholders and such executives. Under the Plan, each key executive as a participant in the Plan will have the amount of his or her targeted annual cash bonus award automatically reduced by 50% and in lieu thereof receive a phantom stock grant equal to 100% of the participant's targeted annual cash bonus award, before reduction.

     Participants in the Plan will be those senior executives of the Company or its subsidiaries whose contributions are expected to materially affect the business success of the Company and its value to the stockholders. Certain senior executives, who are listed by position in an attachment to the Plan, will automatically participate in the Plan, and other key executives will be recommended for participation in the Plan by the President of the Company and approved by the Compensation Committee of the Board of Directors. There are currently nine senior executives of the Company or its subsidiaries eligible to participate in the Plan.

ADMINISTRATION

     The Plan will be administered by the Compensation Committee, although a Management Committee selected by the Company's President will perform the ministerial duties of the Compensation Committee under the Plan, subject to approval by that Committee.

INCENTIVE CASH BONUSES

     The Company maintains an annual incentive compensation bonus plan (the "ICBP"). The ICBP provides for an annual incentive compensation bonus dependent upon the Company's actual earnings before interest, taxes, depreciation and amortization ("EBITDA") equaling or exceeding the amount of EBITDA included in the Company's fiscal year profit plan, as approved by the Board of Directors with respect to the Company's Shared Earnings Plan. For purposes of the ICBP, the Compensation Committee may adjust planned EBITDA to take into account unanticipated events. If EBITDA performance makes bonus payments available under the Shared Earnings Plan, a bonus pool is established under the ICBP by the Compensation Committee in a discretionary amount. However, the maximum individual bonus under the ICBP will range from 20% to 60% of the participant's base salary, depending on his or her position, subject to adjustment for the phantom stock portion of the award to be granted to key executives under the Plan. The amount of any participant's individual award is based on individual performance as measured against business goals and objectives. Individual awards are subject to approval by the Compensation Committee.

PHANTOM STOCK AWARDS

     When target bonuses are payable under the ICBP, the cash bonus otherwise to be paid to a participant in the Plan will be reduced automatically by 50%. The reduction will in effect "fund" 50% of the phantom stock award. The number of shares of Phantom Stock automatically credited to a participant's Phantom Stock Account for any year in which he or she is entitled to receive a cash bonus will be equal to the number determined by dividing the amount of the participant's target cash bonus for the bonus year (before the 50% reduction) by the average value of a share of the Company's Class A Common Stock as of the end of each month in that bonus year. Subject to a voluntary deferral election (to a phantom cash account) by the participant, if permitted by the Management Committee, the remaining 50% of the participant's target bonus award for the year will be paid to the participant in cash as soon as reasonably practicable following the Compensation Committee's approval of the payment of incentive awards under the ICBP.

     Each participant's Phantom Stock Account will be credited with whole and fractional shares of Phantom Stock as of the date of the granting of awards under the ICBP, and with phantom (notional) dividends with respect to the credited Phantom Stock, which will be credited as being reinvested in additional shares of Phantom Stock. All credits and debits to a participant's Phantom Stock Account, after the account is established, will be made based on the fair market value of the Company's Class A Common Stock on the applicable date.

     Shares of Phantom Stock credited to a participant's Phantom Stock Account and any dividends subsequently credited thereon will not vest (i.e., will remain forfeitable) until the second January 1 following the date on which the Phantom Stock Award was approved by the Compensation Committee; provided, however, if the participant's employment is terminated due to death, disability, retirement with the consent of the Compensation Committee, or by the Company for other than cause, all shares of Phantom Stock then credited to the participant's account will be immediately vested in full. If a participant terminates employment for any reason other than as provided above, or if the Company terminates a participant's employment for cause, all nonvested shares of Phantom Stock then credited to the participant's Account will be immediately forfeited.

     Unless electively deferred to a later payment date (if permitted by the Management Committee), upon vesting the participant will receive the value of the shares of Phantom Stock credited to his or her Phantom Stock Account through the issuance of whole shares of the Company's Class A Common Stock, with cash for any fractional share, as soon as reasonably practicable.

EFFECT OF CHANGE IN CONTROL OF THE COMPANY

     In the event of a Change in Control of the Company all shares of Phantom Stock credited to the accounts of participants in the Plan will become immediately vested, and the value of the equivalent number of shares of Class A Common Stock will be issued to the participants in cash in full settlement of outstanding Phantom Stock Account balances. Any voluntary deferral accounts (whether a Phantom Stock or cash account) will also be cashed out. For purposes of the Plan, a Change in Control is defined as (unless the Board of Directors otherwise directs by resolution adopted prior thereto) (1) the acquisition by any person or group of persons, acting in concert, other than William R. Berkley or his affiliates, of 30% or more of either the outstanding Common Stock or the combined voting power of the Company's outstanding securities, (2) a change in the majority membership of the Board over a two-year period not authorized by at least three-quarters of the directors then still in office who were directors at the beginning of such two-year period, or
(3) a liquidation or dissolution of the Company or a sale of substantially all of the Company's assets.

TERMINATION AND AMENDMENT

     The Board may from time to time amend, suspend or terminate the Plan, in whole or in part, at any time; provided that any amendment that would increase the aggregate number of shares of Company Stock which may be issued under the Plan or materially modify the requirements as to eligibility for participation in the Plan shall be subject to the approval of Company's stockholders, except as provided below. No amendment, suspension or termination of the Plan may impair the right of a participant or his or her beneficiary to receive the benefit accredited prior to the effective date of such amendment, suspension or termination.

SHARES SUBJECT TO THE PLAN

     The Company has reserved 500,000 shares of Class A Common Stock for issuance under the Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Any shares of Class A Common Stock which are issuable with respect to shares of Phantom Stock that are forfeited will again be available for issuance under the Plan. In the event that the number of shares of Class A Common Stock available under the Plan is insufficient on any applicable date, then all key executives who would otherwise be entitled to have shares of Phantom Stock credited on such date shall share ratably in the number of shares of Phantom Stock then available for crediting under the Plan, and thereafter all credits shall be made in cash. In the event of a change in the capitalization of the Company due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar events, the aggregate number of shares subject to the Plan and the shares of Phantom Stock then credited shall be adjusted accordingly by the Compensation Committee to reflect such change.

FEDERAL TAX CONSEQUENCES

     The grant of shares of Phantom Stock under the Plan will not result in income for the participant in the Plan or in a tax deduction for the Company. Upon the issuance of shares of Class A Common Stock in settlement of the outstanding Phantom Stock Account balance of a participant, the participant will recognize ordinary income equal to the fair market value of any shares of Class A Common Stock received and the Company will be entitled to a tax deduction in the same amount, provided the amount is reasonable compensation and is not an "excess parachute" payment, as provided in Section 280G of the Internal Revenue Code, or nondeductible under Section 162(m) of the Internal Revenue Code as being nonperformance-based compensation in excess of $1 million. The foregoing summary of certain federal tax consequences with respect to the Plan is not comprehensive and is based upon laws and regulations currently in effect. Such laws and regulations are subject to change.

RECOMMENDATION AND VOTE

     Approval of the adoption of the Plan requires the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock present, in person or by proxy, at the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PLAN.


PROPOSAL 3:  APPOINTMENT OF INDEPENDENT AUDITORS

     Deloitte & Touche LLP has been appointed by the Board of Directors as independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1996. The Board of Directors is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of Deloitte & Touche LLP is not ratified at the Annual Meeting, the Board of Directors will reconsider its action and will appoint auditors for the 1996 fiscal year without further stockholder action. Further, even if the appointment of auditors is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment of auditors without submitting the matter to a vote of stockholders.

     Deloitte & Touche LLP has served as the independent accountants of the Company for a number of years. Following the Acquisition the Board of Directors approved the engagement of Deloitte & Touche LLP as the independent accountants of Pioneer Americas, effective October 16, 1995. Ernst & Young LLP had been the independent accountants for Pioneer Americas prior to its dismissal. The reports of Ernst & Young LLP on the financial statements of Pioneer Americas for the two fiscal years preceding its dismissal did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the financial statements of Pioneer Americas for each of the two fiscal years ended December 31, 1994, and in the subsequent interim period, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their report.

     It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

  IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED FORM OF PROXY TO
      VOTE "FOR" RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP
                          UNLESS OTHERWISE DIRECTED.

                                OTHER MATTERS

NOTICE REQUIREMENTS

     It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for June 25, 1996, will be held on or about May 20, 1997. All stockholder proposals relating to a proper subject for action at the 1997 Annual Meeting to be included in the Company's Proxy Statement and form of proxy relating to that meeting must be received by the Company for its consideration at its principal executive offices no later than February 8, 1997, all in accordance with the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Any such proposal should be submitted by certified mail, return receipt requested.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Class A Common Stock or Class B Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange commission. Based solely on its review of Section 16(a) reports furnished to the Company, the Company has identified the following instances of reports for the fiscal year ended December 31, 1995 which were not filed in a timely manner. The issuance of shares to Mr. Donahue in payment of the annual retainer for service as a director and fees for meetings attended during 1994 was reported approximately five months late, and his contribution of shares to a family partnership was reported approximately three months late.


     As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

                                             By order of the Board of Directors,



                                             WILLIAM R. BERKLEY
                                             Chairman of the Board

June 7, 1996

                            PIONEER COMPANIES, INC.
       Proxy Solicited on Behalf of the Board of Directors of the Company
                        for Annual Meeting June 25, 1996

The undersigned hereby constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Pioneer Companies, Inc. to be held at the Stamford Marriott Hotel, Two Stamford Forum, Stamford, Connecticut on Tuesday, June 25, 1996, at 9:00 a.m., and any adjournments thereof, on all matters coming before said meeting.

Directors recommend a vote "FOR" election of both nominees and "FOR" proposals 2 and 3.

1.  Election of two directors to a class expiring in 1999.

    FOR nominees listed below ____     ____ Withhold authority to vote for
                                            nominees

    Philip J. Ablove and Andrew M. Bursky

    FOR, except vote withheld from the following nominee(s)_____________________

2.  Proposal to approve the Company's Key Executive Stock Grant Plan.

    FOR ____      AGAINST ____     ABSTAIN ____

3. Proposal to ratify the Board of Directors' selection of Deloitte & Touche LLP as independent public accountant of the Company.

    FOR ____      AGAINST ____     ABSTAIN ____

    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy cannot vote your shares unless you sign and return this card in the enclosed postage paid envelope.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR both Nominees, and FOR Items 1 and 2.


                                        Date_________________________________



                                        _____________________________________
                                                    (Signature)



                                        _____________________________________
                                              (Signature if held jointly)
                                        Note:  Please sign exactly as name
                                        appears hereon.  Joint owners should
                                        each sign.  When signing as attorney,
                                        executor, administrator, trustee or
                                        guardian, please give full title as
                                        such.

                                        The signor hereby revokes all proxies
                                        heretofore given by the signer to vote
                                        at said meeting or any adjournments
                                        thereof.

                                   PLEASE MARK, SIGN, DATE AND RETURN THIS
                                   PROXY CARD PROMPTLY, USING THE ENCLOSED
                                   ENVELOPE.  THANK YOU.